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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 2 )*


                                  I-Many, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    44973Q103
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:



      [ ] Rule 13d-1(b)

      [ ] Rule 13d-1(c)

      [X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


                               Page 1 of 10 pages

CUSIP No. 44973Q103


--------------------------------------------------------------------------------
   1.      Names of Reporting Persons.
           I.R.S. Identification Nos. of above persons (entities only).

           Insight Capital Partners II, L.P.
--------------------------------------------------------------------------------
   2.      Check the Appropriate Box if a Member of a Group (See Instructions)

           (a)

           (b)  X
--------------------------------------------------------------------------------
   3.      SEC Use Only

--------------------------------------------------------------------------------
   4.      Citizenship or Place of Organization

           Insight Capital Partners II, L.P. is organized under the laws of the State of Delaware
--------------------------------------------------------------------------------
 Number of      5.   Sole Voting Power
                     0
  Shares
               -----------------------------------------------------------------
Beneficially    6.   Shared Voting Power
                     0
 Owned by
               -----------------------------------------------------------------
   Each         7.   Sole Dispositive Power
                     0
 Reporting
               -----------------------------------------------------------------
  Person        8.   Shared Dispositive Power
                     0
   With:
--------------------------------------------------------------------------------
   09.     Aggregate Amount Beneficially Owned by Each Reporting Person
           0

--------------------------------------------------------------------------------
   10.     Check if the Aggregate Amount in Row (9) Excludes Certain Shares
           (See Instructions)

--------------------------------------------------------------------------------
   11.     Percent of Class Represented by Amount in Row (9)
           0

--------------------------------------------------------------------------------
   12.     Type of Reporting Person (See Instructions)
           PN

--------------------------------------------------------------------------------




                               Page 2 of 10 pages

CUSIP No. 44973Q103


--------------------------------------------------------------------------------
   1.      Names of Reporting Persons.
           I.R.S. Identification Nos. of above persons (entities only).

           Insight Capital Partners (Cayman) II, L.P.
--------------------------------------------------------------------------------
   2.      Check the Appropriate Box if a Member of a Group (See Instructions)

           (a)

           (b)  X
--------------------------------------------------------------------------------
   3.      SEC Use Only

--------------------------------------------------------------------------------
   4.      Citizenship or Place of Organization

           Insight Capital Partners (Cayman) II, L.P. is organized under the laws of the Cayman Islands
--------------------------------------------------------------------------------
 Number of      5.   Sole Voting Power
                     0
  Shares
               -----------------------------------------------------------------
Beneficially    6.   Shared Voting Power
                     0
 Owned by
               -----------------------------------------------------------------
   Each         7.   Sole Dispositive Power
                     0
 Reporting
               -----------------------------------------------------------------
  Person        8.   Shared Dispositive Power
                     0
   With:
--------------------------------------------------------------------------------
   09.     Aggregate Amount Beneficially Owned by Each Reporting Person
           0

--------------------------------------------------------------------------------
   10.     Check if the Aggregate Amount in Row (9) Excludes Certain Shares
           (See Instructions)

--------------------------------------------------------------------------------
   11.     Percent of Class Represented by Amount in Row (9)
           0

--------------------------------------------------------------------------------
   12.     Type of Reporting Person (See Instructions)
           PN

--------------------------------------------------------------------------------




                               Page 3 of 10 pages

CUSIP No. 44973Q103


--------------------------------------------------------------------------------
   1.      Names of Reporting Persons.
           I.R.S. Identification Nos. of above persons (entities only).

           Insight Capital Partners III, L.P.
--------------------------------------------------------------------------------
   2.      Check the Appropriate Box if a Member of a Group (See Instructions)

           (a)

           (b)  X
--------------------------------------------------------------------------------
   3.      SEC Use Only

--------------------------------------------------------------------------------
   4.      Citizenship or Place of Organization

           Insight Capital Partners III, L.P. is organized under the laws of the State of Delaware
--------------------------------------------------------------------------------
 Number of      5.   Sole Voting Power
                     0
  Shares
               -----------------------------------------------------------------
Beneficially    6.   Shared Voting Power
                     0
 Owned by
               -----------------------------------------------------------------
   Each         7.   Sole Dispositive Power
                     0
 Reporting
               -----------------------------------------------------------------
  Person        8.   Shared Dispositive Power
                     0
   With:
--------------------------------------------------------------------------------
   09.     Aggregate Amount Beneficially Owned by Each Reporting Person
           0

--------------------------------------------------------------------------------
   10.     Check if the Aggregate Amount in Row (9) Excludes Certain Shares
           (See Instructions)

--------------------------------------------------------------------------------
   11.     Percent of Class Represented by Amount in Row (9)
           0

--------------------------------------------------------------------------------
   12.     Type of Reporting Person (See Instructions)
           PN

--------------------------------------------------------------------------------




                               Page 4 of 10 pages

CUSIP No. 44973Q103


--------------------------------------------------------------------------------
   1.      Names of Reporting Persons.
           I.R.S. Identification Nos. of above persons (entities only).

           Insight Capital Partners (Cayman) III, L.P.
--------------------------------------------------------------------------------
   2.      Check the Appropriate Box if a Member of a Group (See Instructions)

           (a)

           (b)  X
--------------------------------------------------------------------------------
   3.      SEC Use Only

--------------------------------------------------------------------------------
   4.      Citizenship or Place of Organization

           Insight Capital Partners (Cayman) III, L.P. is organized under the laws of the Cayman Islands
--------------------------------------------------------------------------------
 Number of      5.   Sole Voting Power
                     0
  Shares
               -----------------------------------------------------------------
Beneficially    6.   Shared Voting Power
                     0
 Owned by
               -----------------------------------------------------------------
   Each         7.   Sole Dispositive Power
                     0
 Reporting
               -----------------------------------------------------------------
  Person        8.   Shared Dispositive Power
                     0
   With:
--------------------------------------------------------------------------------
   09.     Aggregate Amount Beneficially Owned by Each Reporting Person
           0

--------------------------------------------------------------------------------
   10.     Check if the Aggregate Amount in Row (9) Excludes Certain Shares
           (See Instructions)

--------------------------------------------------------------------------------
   11.     Percent of Class Represented by Amount in Row (9)
           0

--------------------------------------------------------------------------------
   12.     Type of Reporting Person (See Instructions)
           PN

--------------------------------------------------------------------------------




                               Page 5 of 10 pages

CUSIP No. 44973Q103


--------------------------------------------------------------------------------
   1.      Names of Reporting Persons.
           I.R.S. Identification Nos. of above persons (entities only).

           Insight Capital Partners III (Co-Investors), L.P.
--------------------------------------------------------------------------------
   2.      Check the Appropriate Box if a Member of a Group (See Instructions)

           (a)

           (b)  X
--------------------------------------------------------------------------------
   3.      SEC Use Only

--------------------------------------------------------------------------------
   4.      Citizenship or Place of Organization

           Insight Capital Partners III (Co-Investors), L.P. is organized under the laws of the State of Delaware
--------------------------------------------------------------------------------
 Number of      5.   Sole Voting Power
                     0
  Shares
               -----------------------------------------------------------------
Beneficially    6.   Shared Voting Power
                     0
 Owned by
               -----------------------------------------------------------------
   Each         7.   Sole Dispositive Power
                     0
 Reporting
               -----------------------------------------------------------------
  Person        8.   Shared Dispositive Power
                     0
   With:
--------------------------------------------------------------------------------
   09.     Aggregate Amount Beneficially Owned by Each Reporting Person
           0

--------------------------------------------------------------------------------
   10.     Check if the Aggregate Amount in Row (9) Excludes Certain Shares
           (See Instructions)

--------------------------------------------------------------------------------
   11.     Percent of Class Represented by Amount in Row (9)
           0

--------------------------------------------------------------------------------
   12.     Type of Reporting Person (See Instructions)
           PN

--------------------------------------------------------------------------------




                               Page 6 of 10 pages

CUSIP No. 44973Q103


 Item 1.

         (a)      Name of Issuer:

                  I-Many, Inc.

         (b)      Address of Issuer's Principal Executives Offices

                  537 Congress Street, 5th Floor, Portland, Maine 04101-3353

Item 2.

         (a)      Name of Person Filing:

                  Insight Capital Partners II, L.P.
                  Insight Capital Partners (Cayman) II, L.P.
                  Insight Capital Partners III, L.P.
                  Insight Capital Partners III (Co-Investors), L.P. Insight Capital Partners (Cayman) III, L.P.

                  See additional information contained in Exhibit 2(a) attached hereto and incorporated herein by reference.

         (b)      Address of Principal Business Office, or if none, Residence:

                  680 Fifth Avenue, 9th Floor, New York, NY 10019

         (c)      Citizenship:

                  Delaware

         (d)      Title and Class of Securities (of Issuer):

                  Common Stock

         (e)      CUSIP Number

                  44973Q103

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b), or ss.ss.240.13d-2(b) or (c), check whether the person filing is a:

         N/A

Item 4.  Ownership

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)      Amount Beneficially Owned:

                  Insight Capital
                  Partners II, L.P.:             0     (as of December 31, 2001)
                  Insight Capital
                  Partners (Cayman) II, L.P.: 0 (as of December 31, 2001) Insight Capital
                  Partners III, L.P.:            0     (as of December 31, 2001)
                  Insight Capital Partners
                  III (Co-Investors), L.P.: 0 (as of December 31, 2001) Insight Capital
                  Partners (Cayman) III, L.P.:   0     (as of December 31, 2001)

         (b)      Percentage of Class:

                  Insight Capital
                  Partners II, L.P.:             0     (as of December 31, 2001)
                  Insight Capital
                  Partners (Cayman) II, L.P.: 0 (as of December 31, 2001) Insight Capital
                  Partners III, L.P.:            0     (as of December 31, 2001)
                  Insight Capital Partners
                  III (Co-Investors), L.P.: 0 (as of December 31, 2001) Insight Capital Partners
                  (Cayman) III, L.P.:            0     (as of December 31, 2001)


                               Page 7 of 10 pages

CUSIP No. 44973Q103

                  Aggregate: 0% (as of December 31, 2001)

         (c)      Number of shares as to which such person has:

                       Sole power to vote or direct the vote:

              (i)      Insight Capital Partners II, L.P.:                      0
                       Insight Capital Partners (Cayman), II, L.P.:            0
                       Insight Capital Partners III, L.P.:                     0
                       Insight Capital Partners III (Co-Investors), L.P.:      0
                       Insight Capital Partners (Cayman) III, L.P.:            0

                       Shared power to vote or direct the vote:

              (ii)     Insight Capital Partners II, L.P.:                      0
                       Insight Capital Partners (Cayman), II, L.P.:            0
                       Insight Capital Partners III, L.P.:                     0
                       Insight Capital Partners III (Co-Investors), L.P.:      0
                       Insight Capital Partners (Cayman) III, L.P.:            0

                       Sole power to dispose or to direct the disposition of:

              (iii)    Insight Capital Partners II, L.P.:                      0
                       Insight Capital Partners (Cayman), II, L.P.:            0
                       Insight Capital Partners III, L.P.:                     0
                       Insight Capital Partners III (Co-Investors), L.P.:      0
                       Insight Capital Partners (Cayman) III, L.P.:            0

                       Shared power to dispose or to direct the disposition of:

              (iv)     Insight Capital Partners II, L.P.:                      0
                       Insight Capital Partners (Cayman), II, L.P.:            0
                       Insight Capital Partners III, L.P.:                     0
                       Insight Capital Partners III (Co-Investors), L.P.:      0
                       Insight Capital Partners (Cayman) III, L.P.:            0

Item 5.  Ownership of Five Percent or Less of a Class

         X

Item 6.  Ownership of More than Five Percent of Behalf of Another Person.

         N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         N/A

Item 8.  Identification and Classification of Members of the Group

         N/A

Item 9.  Notice of Dissolution of Group

         N/A

Item 10. Certification

         N/A


                               Page 8 of 10 pages

                                  EXHIBIT 2(a)


Item 2. Identity and Background.

            This statement is being filed by Insight Capital Partners II, L.P. a Delaware limited partnership ("Capital Partners II"), Insight Capital Partners (Cayman) II, L.P., a Cayman Islands limited partnership ("Cayman Partners II"), Insight Capital Partners III, L.P., a Delaware limited partnership ("Capital Partners III"), Insight Capital Partners III (Co-Investors), L.P., a Delaware limited partnership ("Co-Investor Partners") and Insight Capital Partners (Cayman) III, L.P., a Cayman Islands limited partnership ("Cayman Partners III"), each of whose principal office is located c/o Insight Capital Partners, 680 Fifth Avenue, 9th Floor, New York, New York, 10019. Each of Capital Partners II, Cayman Partners II, Capital Partners III, Co-Investor Partners and Cayman Partners III is engaged in the venture capital business.

            InSight Venture Associates II, LLC, a Delaware limited liability company (hereinafter referred to as "Venture Associates II") is the sole general partner of each of Capital Partners II and Cayman Partners II, and as such may be deemed to be the beneficial owner of all shares held by Capital Partners II and Cayman Partners II. InSight Venture Associates III, LLC, a Delaware limited liability company (hereinafter referred to as "Venture Associates III") is the sole general partner of each of Capital Partners III, Co-Investor Partners and Cayman Partners III, and as such may be deemed to be the beneficial owner of all shares held by Capital Partners III, Co-Investor Partners and Cayman Partners
III. The managing members of Venture Associates II are Jeff Horing and Jerry Murdock, and as such may be deemed to be the beneficial owners of all the shares held by Capital Partners II and Cayman Partners II. The managing members of Venture Associates III are William Doyle, Deven Parekh, Jeff Horing, Peter Sobiloff, Jerry Murdock and Roel Pieper, and as such may be deemed to be the beneficial owners of all the shares held by Capital Partners III, Co-Investor Partners and Cayman Partners III. Jeff Horing, Jerry Murdock and Roel Pieper are the designated members of Venture Associates III and the ultimate controlling persons of Venture Associates III.


                               Page 9 of 10 pages

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                             INSIGHT CAPITAL PARTNERS II, L.P.

                             By:  Insight Venture Associates II, LLC,
                                  its general partner

                             By:  /s/ Jeff Horing
                                  ---------------------------------------
                                  Name:  Jeff Horing
                                  Title: Managing Member


                             INSIGHT CAPITAL PARTNERS (CAYMAN) II, L.P.

                             By:  Insight Venture Associates II, LLC,
                                  its general partner

                             By:  /s/ Jeff Horing
                                  ---------------------------------------
                                  Name:  Jeff Horing
                                  Title: Managing Member


                             INSIGHT CAPITAL PARTNERS III, L.P.

                             By:  Insight Venture Associates III, LLC,
                                  its general partner

                             By:  /s/ Jeff Horing
                                  ---------------------------------------
                                  Name:  Jeff Horing
                                  Title: Managing Member


                             INSIGHT CAPITAL PARTNERS III
                             (CO-INVESTORS), L.P.

                             By:  Insight Venture Associates III, LLC,
                                  its general partner

                             By:  /s/ Jeff Horing
                                  ---------------------------------------
                                  Name:  Jeff Horing
                                  Title: Managing Member

                             INSIGHT CAPITAL PARTNERS (CAYMAN) III, L.P.

                             By:  Insight Venture Associates III, LLC
                                  its general partner

                             By:  /s/ Jeff Horing
                                  ---------------------------------------
                                  Name:  Jeff Horing
                                  Title: Managing Member


                              Page 10 of 10 pages